Exhibit 16.1

April 22, 2011

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of Recon Technology, Ltd. dated April 22, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Recon Technology, Ltd. contained therein.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP